Exhibit 21.1

LIST OF SUBSIDIARIES OF REGISTRANT

Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of the subsidiaries of Aruba Networks, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the fiscal year covered by this Annual Report on Form 10-K.